EXHIBIT 99.4
Confidential
June 5, 2007
Mr. Paul F. Doyle, Esq.
Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Dear Mr. Doyle:
Lear is in receipt of your June 2, 2007 letter to Daniel A. Ninivaggi, Lear’s Executive Vice President and General Counsel. I have reviewed your letter with the Special Committee (“Special Committee”) of Lear’s Board of Directors and the Special Committee has requested that I forward this response to you. As an overview, your letter identifies three broad concerns of Tata AutoComp Systems Limited (“TACO”) that the Special Committee believes require a response. Specifically your letter suggests that:
     1. Lear imposed information and process constraints on the ability of TACO and its financial partners to conduct due diligence and provide Lear with an acquisition proposal;
     2. Lear did not provide TACO with necessary access to management and required due diligence information; and
     3. The disclosure of Lear’s discussions with TACO was unnecessary and cast aspersions on the seriousness of TACO in evaluating an acquisition proposal.
At the outset, the Special Committee, the Special Committee’s advisors and Lear management always believed that TACO had a sincere interest in undertaking a transaction with Lear, was devoting the resources needed to achieve that objective and was working in good faith with Lear and its advisors. We were disappointed that your financial partners withdrew from the process, thereby precluding TACO and Lear from consummating a transaction.

However, the Special Committee and its advisors as well as Lear management strongly disagree with many of the characterizations in your letter of the discussions between TACO and Lear. While these characterizations may be the product of miscommunications among many parties involved in the go shop process, the Special Committee does believe that a response to your letter is required for Lear to set forth its position on these matters.
Information and Process Constraints
The Special Committee differs strongly with TACO’s assertion that Lear imposed information and process constraints on the ability of TACO and its financial partners to conduct due diligence and provide Lear with an acquisition proposal. The Special Committee aggressively sought competing proposals from TACO and other potential buyers and, as a part of that effort, organized the go shop process to ensure that all participants were given complete and timely access to due diligence information.
In February 2007, TACO was contacted twice by JP Morgan regarding TACO’s potential interest in participating in the go shop process and, in each case, declined to participate. Lear was encouraged, however, when in March TACO joined with two private equity partners to evaluate an acquisition proposal. Commencing with TACO’s execution of a confidentiality agreement with Lear on March 21st, Lear provided TACO and its representatives full and complete access to Lear’s electronic data room. Lear management also made itself available for detailed presentations on Lear’s business and for follow-up requests. TACO had access to the data room and Lear management for a period in excess of two months to obtain whatever information it needed to evaluate a proposal or request further information. Prior to TACO withdrawing from the go shop process, Lear justifiably believed that TACO was actively engaged in due diligence during this period, particularly given its stated interest in pursuing a transaction even after its original financial partners withdrew from the process. Prior to Lear receiving extensive form due diligence lists from TACO’s recently-engaged advisors during the week of May 21st, Lear had responded to all requests for information furnished by TACO and its financial partners. When Lear requested on May 6th that TACO provide it with a conditional proposal, TACO responded that it would not be in a position to do so until it obtained input from an equity partner, whom at that point it had yet to identify. TACO did not, however, indicate that it had an insufficient basis on which to make even a conditional proposal. Accordingly, Lear had come to the justifiable conclusion that TACO had substantially completed its due diligence during the period of March 21st through May 20th. Lear is quite surprised by your statement now that TACO did not conduct extensive due diligence during this time period, even though it clearly had the opportunity to do so.
Contrary to your assertions, the electronic data room provided TACO with substantial information regarding Lear and its business, including all material information provided to both AREP and all the other participants in the go shop process. Furthermore, TACO had access to publicly-available information prepared by American Real Estate Partners, L.P. (“AREP”) in connection with its entering into the merger agreement (“Merger Agreement”) with Lear, including the report of A.T. Kearney and AREP’s financial analysis. The management presentations provided by Lear were far from perfunctory or duplicative as you imply. The initial management presentation on March 21st was done at the request of TACO and its then financial partners and the participants included Lear’s Vice Chairman and CFO, President and COO, Senior Vice President of Finance and Vice President of Corporate Development. The presentation included a question and answer period and lasted nearly two hours. The management presentation was followed by further due diligence by TACO and its financial partners and a meeting on April 4th in New York between four members of Lear senior management, including Lear’s Chairman and CEO, and representatives of your financial partners. TACO was, of course, invited to attend this meeting as well. The management presentation provided by Lear on April 12th lasted a full day and included nine members of Lear’s senior management, including Lear’s Chairman and CEO, Vice Chairman and CFO, President and COO, and Executive Vice President and General Counsel. The participants included approximately 25 representatives from TACO and its financial partners. In addition to the management presentation, the day included break-out sessions and tours of a Lear technical facility. Mr. Rossiter, Lear’s Chairman and CEO, also had a private meeting with a representative of TACO during which he expressed Lear’s strong interest in TACO pursuing an acquisition proposal. Following that meeting, Lear responded to requests for further information and conducted at least four conference calls on business, financial and tax due diligence matters. Lear’s management was completely accessible to TACO and its representatives during this time period.
The diligence process was complicated by changes in TACO’s financial partners, financial and accounting advisors, the apparent termination of Boston Consulting Group as a consultant, the engagement of your law firm late into the process and TACO’s consideration of debt financing alternatives to the “staple financing” being provided by JP Morgan, all of which introduced new participants into the latter stages of the due diligence process. Clearly, TACO had every right to manage the process in this manner, but it cannot now claim that Lear is responsible for TACO’s consequential delays in completing its due diligence. In addition, it is puzzling that prior to the week of May 21st, TACO failed to indicate that its interest in Lear was subject to substantial additional due diligence. This is particularly surprising considering that when TACO’s original private equity partners contacted Lear in late April to advise Lear that they had no further interest in participating in the go shop process, they informed Lear that all of their outstanding diligence requests to Lear had been addressed. TACO reported at about that same time in a conversation with Evercore Partners, one of the Special Committees financial advisors, that it too had no further due diligence requests outstanding. Neither of the two private equity firms indicated to Lear that the inability to provide Lear with a proposal was attributable to insufficient due diligence information, management access or process constraints. These two private equity firms, instead, cited a failure to reach agreement with TACO on structure and valuation issues as the basis for withdrawing from the process.
On the subject of process constraints, as you stated in your letter, at the time its two original private equity partners indicated an intention to terminate discussions with Lear in late April, TACO expressed an interest in continuing to participate in the go shop process and that it wished to work with other private equity firms. However, it was not initially clear to Lear whether and to what extent TACO’s interest in making an acquisition proposal was conditioned on third-party equity financing. TACO’s letter of May 9th was its first clear indication to Lear that it had “resource constraints” and that 49% of the equity requirements would need to be funded by parties other than TACO. In prior communications to Lear, TACO identified six private equity firms that could have an interest in pursuing a joint acquisition proposal with TACO. However, when Lear inquired as to whether any of the six firms had expressed an affirmative interest in pursuing a transaction with TACO for Lear, a representative of TACO responded that the list of firms was compiled based on TACO’s existing relationships and that none of the firms had been contacted regarding its interest in Lear. Given the expiration of the go shop period on March 26th, Lear advised TACO that the consent of AREP would be required prior to Lear discussing a proposal with any of TACO’s new financial partners or providing these financial partners with confidential information. It was in that context, and Lear’s knowledge that two of the firms that TACO had identified affirmatively declined to participate in the go shop process, that Lear advised TACO that it should first identify which, if any, of the private equity firms had a serious interest in pursuing a transaction with TACO prior to Lear making a request of AREP to grant its consent under the Merger Agreement. In response to Lear’s request, TACO identified by May 9th only one firm that had an interest, and indicated that it would shortly identify a second firm. The firm identified by TACO had previously declined an interest in pursuing an acquisition proposal during the go shop period, and TACO was never able to identify a second firm to join its group. Upon becoming aware of the identity of the first firm, Lear immediately requested AREP’s consent for that firm and an unidentified second firm to participate in the go shop process, which AREP promptly granted. A confidentiality agreement was executed two days later, and the private equity firm was given immediate access to Lear’s electronic data room. It should be noted that even before AREP’s consent, there were no restrictions on TACO and its advisors conducting due diligence.
At various points in the go shop process, the Special Committee requested that TACO and its financial partners submit proposals (April 24th, May 10th and June 4th). The Special Committee carefully evaluated each of TACO’s requests for bid extensions. In the end, while the Special Committee believed that obtaining an acquisition proposal, even if highly conditional, by the week of June 4th was important to Lear, it acceded to TACO’s request for a postponement of the management presentation and an extension of the target bid date to between June 18th and June 25th. In granting the request, Lear provided TACO and its financial partner with two alternative dates for the management presentation during the week of June 4th. Shortly after agreeing to this request by TACO and its financial partner, TACO’s financial partner informed Lear that it was terminating its participation in the process.
It is important that the Special Committee highlight that notwithstanding our repeated requests for a proposal, the Special Committee never indicated that the failure to provide a bid by a specified date would result in Lear terminating discussions with TACO or any of its financial partners. While Lear did indicate that pre-existing business commitments and the need to prepare for Lear’s annual meeting could limit the availability of management at times, Lear was always willing to continue the discussions towards obtaining a proposal and provide you with the information and management resources necessary to do so. Furthermore, I would assume that you advised TACO and its financial partner that notwithstanding any requested bid dates contained in letters the Special Committee sent to TACO and its financial partner, these parties can, at any time prior to the affirmative vote by the stockholders of Lear on the Merger Agreement, always submit a bid to Lear and, as permitted under the Merger Agreement, the Special Committee will evaluate the bid consistent with its fiduciary duties.

Inadequate Access to Management and Due Diligence
As discussed above, it was on May 9th, almost two months after TACO executed a confidentiality agreement, that Lear learned that TACO intended to change the advisors it had engaged to assist in the due diligence process. During the week of May 21st, Lear was provided with extensive due diligence requests from the law firm and accounting firm now representing TACO and its financial partner. Lear management and the Special Committee were understandably disappointed to receive extensive form due diligence lists so late in the due diligence process, but Lear began to comply with the requests almost immediately. As stated above, the Special Committee believed that, given TACO’s participation in the go shop process since March 21st, it had already conducted substantial due diligence. In conversations between Evercore Partners and one of TACO’s financial advisors, it was agreed that the due diligence lists were far more detailed than necessary to conduct adequate due diligence on a large publicly-traded corporation and that the lists should be prioritized and “refocused.” Similar conversations occurred between TACO’s and Lear’s respective legal advisors. Additionally, in a conversation Mr. Ninivaggi and I had with a representative of your financial partner, that individual stated that the due diligence process should be better managed and that the U.S. representatives of the private equity firm needed to get coordinated with its representatives in India. Thereafter, in our view, significant progress was made in responding to TACO’s requests. Lear and its representatives immediately began collecting and turning over additional due diligence information, including the documents referred to on page 3 of your letter, and the parties’ respective legal counsel had made considerable progress in prioritizing legal due diligence matters. Additionally, conference calls on the subjects of tax, finance, environmental, intellectual property, employee benefits and ERISA, labor, trade, real estate and litigation were conducted by appropriate members of Lear management with representatives of TACO and its financial partner, although our records indicate that no employees of TACO’s financial partner participated in any of the conference calls.
TACO’s suggestion that Lear attempted to unfairly limit the due diligence process is demonstrably untrue. TACO and its financial partner were provided with more due diligence information than was provided to AREP prior to its entering into the Merger Agreement. Lear management was doing everything reasonably possible to satisfy TACO’s additional due diligence requests. While it is true that Lear did not provide TACO with access to some extremely sensitive competitive data on specific platform and program profitability, Lear did not provide this information to AREP or any other prospective purchaser. However, Lear did agree to provide TACO and its partner with additional information that, while more generalized, should adequately address TACO’s request. Additionally, TACO and its financial partner were provided with the same projections that were made available to AREP and other participants in the go shop process. Accordingly, the assertion in your letter that Lear withheld profitability data or projections provided to others, or provided less information to TACO than to others, is unfounded. Finally, at no time did Lear advise TACO, as your letter contends, that TACO would not receive any further due diligence information.

The management presentation that was initially scheduled for May 29th was intended to provide TACO and its financial partner with an extensive discussion of Lear’s business, including presentations by Lear’s Chairman and CEO and all other members of senior management. While all members of senior management may not have been available for the entire presentation based on pre-existing commitments, Lear never intended to place constraints on the time or substance of that management presentation. If additional time were required, Lear would have been happy to accommodate TACO’s request, including through follow-up meetings. In a conversation on May 25th among Mr. Ninivaggi, me and a representative of your financial partner, however, we were advised by your financial partner that the management presentation would not be a “particularly productive use of management’s time” given the status of the financial firm’s due diligence efforts. On or about May 27th, TACO requested a postponement of the management presentation until the week of June 4th and indicated that it would take an additional two to three weeks thereafter for it and its financial partner to formulate an acquisition proposal. In response to TACO’s request, the Special Committee agreed to TACO’s revised timetable and directed management to continue doing everything possible to respond to TACO’s and its financial partner’s due diligence requests prior to the management presentation. This was communicated to TACO and its financial partner on May 28th and, on May 29th, Mr. Ninivaggi offered, in writing, revised dates for the management presentation. The management presentation was to include all members of senior management and, if TACO thought is was necessary, extend over a two day period. Lear’s management and the Special Committee’s advisors also continued to respond to TACO’s supplemental due diligence requests until the day TACO withdrew from the process. Additionally, Lear never, in any way, limited TACO’s access to Lear’s management. In fact, at the request of the Special Committee, Lear’s Chairman and CEO, Bob Rossiter, made two trips to India to meet with senior officials of TACO regarding an acquisition proposal.
Public Disclosure of Lear’s Discussions with TACO
The need for public disclosure of the Abrams & Laster letter was in response to a number of factors. In the stockholder litigation arising from the Merger Agreement, the plaintiffs were pressing Lear for additional detailed disclosure regarding ongoing discussions with third parties. In addition, the plaintiffs’ counsel was aware of the identity of TACO and its involvement in the go shop process from sources other than Lear and was requesting the disclosure by Lear of TACO’s identity. We had resisted those efforts for several weeks but the Special Committee ultimately concluded, based on the advice of its counsel, that the failure to provide more detailed disclosure regarding the ongoing discussions with TACO, including the identity of TACO, could prejudice Lear’s position in the litigation and ultimately be viewed as a failure to disclose information that was material to a stockholder’s voting decision.
Additionally, in its proxy statement Lear disclosed that it was in ongoing discussions with a possible purchaser and that this purchaser had requested, and AREP had consented to, this purchaser working with two private equity sources. That disclosure, along with Lear’s prior disclosure that it was in ongoing discussions with other parties, focused the attention of Lear’s shareholders on those discussions, including the identity of the potential acquiror, whether the potential aquiror was a strategic or financial buyer and the prospect that the discussions could result in a higher offer than the AREP transaction. Also, Lear had undertaken with the SEC to update its proxy statement to reflect developments in these ongoing discussions. In addition to its undertaking with the SEC, given the disclosure in the shareholder litigation, Lear had concerns about selective disclosure of its discussions with TACO and wanted to ensure compliance with applicable disclosure requirements, particularly given speculation in the market that existed at the time.
Finally, the Special Committee believed that the Company needed to communicate the extraordinary steps the Special Committee took in seeking a superior proposal as a means of both defending the litigation as well as communicating to our shareholders the extent of the efforts by the parties, including TACO, in attempting to obtain a superior proposal. Lear did not view its letter as casting aspersions on TACO’s seriousness in evaluating an acquisition proposal. Certainly, that was not Lear’s intent and Lear believes that TACO demonstrated a sincere interest in pursuing a transaction.
The Special Committee and Lear’s management continue to believe that the Abrams & Laster letter of May 30th accurately described the status of discussions with the TACO group at the time. As Mr. Ninivaggi noted in his June 2nd e-mail to you, please let me know if TACO believes further discussions with the Company and the Special Committee would be constructive to clear up any miscommunications or address any additional concerns. In this regard, I would be happy to arrange a call directly with Larry W. McCurdy, the Chairman of the Special Committee.

Very truly yours,

Bruce A. Toth

cc:	Larry W. McCurdy
James A. Stern
Henry D.G. Wallace,
members of the Special Committee
Daniel A. Ninivaggi
Kevin G. Abrams

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